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                                  EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1987 Incentive Stock Option Plan of Centigram Communications Corporation of our report dated November 22, 1995, except for the first paragraph of "Litigation" and the note "Subsequent Events" as to which the date is December 21, 1995 with respect to the consolidated financial statements of Centigram Communications Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 28, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                 ERNST & YOUNG LLP





San Jose, California
May 20, 1996